EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of ProPhase Labs, Inc. and Subsidiaries on Forms S8 (No. 333-73456, No. 333-61313, No. 333-10059, No. 333-14687, No. 333-26589, No. 333-132770 and No. 333-169697), Form SB-2 (No. 333-31241) and Forms S-3 (No. 333-86976, No. 333-104148, No. 333-119748, No. 333-185167, No. 333-196352, No. 333-206090) of our report dated February 24, 2017, on our audits of the consolidated financial statements of ProPhase Labs, Inc. and Subsidiaries as of December 31, 2016 and 2015 and for each of the years in the three-year period ended December 31, 2016, which report is included in this Annual Report on Form 10-K to be filed on or about February 24, 2017.

/s/ EISNERAMPER LLP

Iselin, New Jersey
February 24, 2017